                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

(x) Preliminary Proxy Statement            ( )  Confidential for Use of the
                                                Commission Only (as Permitted
                                                by Rule 14a-6(e)(2))

( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invacare Corporation
                              --------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

(x)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------

     5)  Total fee Paid:
         -----------------------------------------------------------------

( )  Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------

     3)  Filing Party:
         -----------------------------------------------------------------

     4)  Date Filed:
         -----------------------------------------------------------------

                              899 Cleveland Street
                               Elyria, Ohio 44035

                                                                  April 12, 1996
To the Shareholders of

  INVACARE CORPORATION:

     This  year's  Annual  Meeting  of  Shareholders  will be held at 10:00 A.M.
(EDT), on Wednesday, May 22, 1996, at the Lorain County Community College, Stocker Center, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

     We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                                Sincerely yours,



                                /S/  A. Malachi Mixon, III
                                --------------------------
                                A. MALACHI MIXON, III
                                Chairman of the Board,
                                President and Chief
                                Executive Officer

                              INVACARE CORPORATION

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Lorain County Community College, Stocker Center, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 22, 1996, at 10:00 A.M. (EDT), for the following purposes:

     1. To approve and adopt an amendment to Article IV of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares, without par value, of the Company from Fifty Million (50,000,000) to One Hundred Million (100,000,000);

     2. To approve and adopt an amendment to Article III, Section 2 of the Company's Code of Regulations which will (a) increase the maximum number of Directors of the Company from nine to fifteen, (b) authorize the shareholders to increase or decrease the total number of Directors within the limits of five and fifteen, (c) authorize the Directors to increase or decrease the total number of Directors within the limits of five and fifteen, by no more than two between shareholders' meetings, and to fill vacancies created by any such increase, and
(d) clarify the method of dividing Directors among three classes;

     3. Subject to the prior adoption of Proposal 2 above, to fix the total number of Directors at ten;

     4. To elect three Directors or, subject to the prior adoption of Proposals 2 and 3 above, four Directors, to the class whose three-year term of office will expire in 1999; and

     5. To transact such other business as may properly come before the Annual meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Friday, March 29, 1996 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxies and vote in person.

                                    By order of the Board of Directors,


                                    /S/ Thomas R. Miklich
                                    -----------------------------------
                                    Thomas R. Miklich
                                    Secretary


April 12, 1996

                              INVACARE CORPORATION

                                 PROXY STATEMENT

                        Mailed on or About April 12, 1996

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 1996



                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 22, 1996 and any adjournments thereof. The time, place and purpose of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the four nominees listed in the Proxy. If either Proposal 2 or 3 (as described below) is not approved, the Proxies will be voted "FOR" the election of the three nominees who are currently Directors.

                                  VOTING RIGHTS

     At the close of business on March 29, 1996, the Company had 27,682,454 Common Shares, without par value ("Common Shares"), and 1,636,767 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of March 29, 1996 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of March 29, 1996 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters (including the election of Directors) together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on March 29, 1996 are entitled to notice of and to vote at the Annual Meeting.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Share ownership of certain beneficial owners. The following table sets forth, as of February 28, 1996, the share ownership of each person or group known by the Company to beneficially own more than 5% of the total voting power of either class of shares of the Company:

                                                                                      Class B
                                                          Common Shares            Common Shares
                                                         beneficially owned      beneficially owned *
                                                         ------------------      --------------------     Percentage
                                                        Number                  Number                     of total
Name and business address                                 of                       of                      voting
of beneficial owner                                     shares     Percentage   shares    Percentage        power
- -----------------------------------------------------------------------------------------------------------------

A. Malachi Mixon, III(1)........................       1,444,298        5.1%    703,912      42.0%         19.0%
899 Cleveland Street, Elyria, Ohio 44035

Joseph B. Richey, II(2).........................         789,482        2.8%    367,438      21.9%         10.0%
899 Cleveland Street, Elyria, Ohio 44035

Invacare Corporation Employees'
Stock Bonus Trust and Plan (3)..................         732,604        2.6%    261,746      15.6%          7.5%
899 Cleveland Street, Elyria, Ohio 44035


*    Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

     (1) Mr. Mixon is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. 435,060 Common Shares beneficially owned by Mr. Mixon consist of Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1996. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. 15,986 of the Common Shares beneficially owned by Mr. Mixon are owned by his son. In addition, included in the number of shares beneficially owned by Mr. Mixon are 313,698 of Common Shares owned by the 1994
A. Malachi Mixon, III Charitable Trust. The number of shares shown as beneficially owned by Mr. Mixon does not include 251,376 Common Shares which have been transferred into two trusts for the benefit of his two children. Mr. Mixon disclaims beneficial ownership of such shares.

     (2) Mr. Richey is President-Invacare Technologies and Senior Vice President-Total Quality Management and is a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 285,670 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1996. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. In addition, included in the number of shares beneficially owned by Mr. Richey, are 51,734 of Common Shares owned by a Charitable Remainder Unitrust.

(3) The Invacare Corporation Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. The Charles Schwab Trust Company is the trustee of the Invacare Corporation Stock Bonus Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

Share ownership of management. The following table sets forth as of February 28, 1996, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and of all Directors and executive officers as a group:


                                                              Common Shares      Class B Common Shares
                                                            beneficially owned   beneficially owned **   Percentage
                                                            ------------------   --------------------     of total
                                                         Number                  Number                    voting
           Name of beneficial owner                      of shares   Percentage  of shares   Percentage    power
           ------------------------                      ---------   ----------  ---------   ----------    -----
   Gerald B. Blouch (4).............                       157,050        *       -             -            *

   Francis J. Callahan..............                       240,000        *       -             -            *

   Frank B.Carr.....................                       99,700         *       -             -            *

   Michael F. Delaney...............                       11,000         *       -             -            *

   Whitney Evans....................                       54,000         *       -             -            *

   Thomas R. Miklich(4).............                       43,550         *       -             -            *

   A. Malachi Mixon, III(1).........                       1,444,298      5.1%    703,912       42.0%        19.0%

   Dan T. Moore, III ...............                       593,520        2.1%    -             -            1.3%

   E. P. Nalley(3)..................                       206,054        *       -             -            *

   Joseph B. Richey, II(2)..........                       789,482        2.8%    367,438       21.9%        10.0%

   Louis F.J. Slangen(4)............                       196,160        *       -             -            *

   William M.Weber..................                       282,000        1.0%    -             -            *

   All executive officers and Directors
   as a group (16 persons)(4).......                       5,590,468      20.0%  1,071,350      63.9%        36.5%


*    Less than 1%  of outstanding  shares of such class.
**   Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.

(3) Mr. Nalley is a Director of the Company. All of the Common Shares listed as beneficially owned by Mr. Nalley are owned by trusts for the benefit of Mr. Nalley.

(4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include 1,381,920 Common Shares which may be acquired upon the exercise of stock options during the  60  days  following  February  28,  1996.  For  purposes  of
     calculating   the   percentage  of   outstanding   Common  Shares
     beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding.
     The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 157,050 shares; Mr. Miklich, 28,350 shares; and Mr. Slangen, 171,240 shares.

     Based solely upon a review of the Forms 3, 4 and 5, and amendments thereto, submitted to the Company during and with respect to its most recent fiscal year, the Company is not aware of any person that is subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Company, that has failed to file, on a timely basis (as disclosed in the aforementioned Forms), reports required by Section 16(a) of the Exchange Act during fiscal 1995.

                                   PROPOSAL 1

                Amendment to Article IV of the Company's Amended
                     and Restated Articles of Incorporation

     On February 2, 1996, the Board of Directors unanimously recommended the adoption by the shareholders of a proposed amendment to Article IV of the Amended and Restated Articles of Incorporation of the Company which would increase the number of Common Shares which the Company shall have authority to issue from Fifty Million (50,000,000) to One Hundred Million (100,000,000).

     The proposed increase in the number of authorized Common Shares is deemed advisable by the Board of Directors in order to provide additional authorized but unissued shares for issuance, from time-to-time, for such proper corporate purposes as may be determined by the Board, without further action or authorization by the shareholders. Such corporate purposes might include the acquisition of additional capital funds through the issuance of shares, the acquisition or merger into the Company of other companies or the declaration of share splits and/or share dividends.

     If this proposal is adopted, there will be 62,954,243 authorized but unissued Common Shares unreserved and available for future issuance (based on information regarding outstanding Common Shares as of the record date of March 29, 1996). For every Class B Common Share that is issued and outstanding (1,636,767 as of the record date), the Company must have one Common Share reserved for issuance in the event of the conversion of Class B Common Shares into Common Shares. In addition, for every Common Share and Class B Common Share that is issued and outstanding and for each outstanding, unexercised stock options, the Company must have one-tenth of a Common Share reserved for possible issuance pursuant to the Rights declared by the Company's Board of Directors on [July 7, 1995], pursuant to a Rights Agreement dated July 7, 1995 between the Company and a local bank that were issued to every holder of record of Common Shares and Class B Common Shares at the close of business on July 18,1995. Further, 3,017,573 unissued Common Shares have been reserved for outstanding, unexercised stock option grants issued pursuant to the Invacare Corporation Stock Option Plans as of the record date and, 967,372 unissued Common Shares have been reserved for future issuance pursuant to the Invacare Corporation 1994 Performance Plan as of the record date. An additional One Hundred Thousand (100,000) Common Shares have been reserved for issuance under the 1992 Non-Employee Director Stock Option Plan (none of which are outstanding as of the record date).

     The proposed increase in the number of authorized Common Shares will not change the rights of holders of presently outstanding Common Shares. The newly authorized shares will have the same rights as the present outstanding shares. Present shareholders of the Company will not have any preemptive rights to purchase any portion of the newly authorized shares.

         The increase in authorized but unissued shares may have an anti-takeover effect in that additional shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. The resulting effect may be to render more difficult or to discourage the possibility of certain mergers, tender offers or proxy contests.

     If the proposed amendment is approved, all or any part of the authorized, but unissued shares may thereafter be issued without further approval from the shareholders, except as required by law or the policies of any stock exchange or registered securities association on which the shares of stock of the Company may be listed, if any, for such purposes and on such terms as the Board of Directors may determine. The Company is not presently subject to any law, stock exchange or registered securities association policy which would require further shareholder approval prior to issuance of the shares, except in certain limited situations, including the issuance of a substantial block of such shares.

     The persons named in the accompanying Proxy or their substitutes will vote such Proxy for this proposal unless it is marked to the contrary. The affirmative vote of a majority of the total voting power of the Company, represented by the holders of Common Shares and Class B Common Shares, voting as one class, is required for the adoption of the proposal to approve and adopt the amendment. Hence, abstentions and broker non-votes with respect to this proposed amendment will have the same effect as votes against the amendment.

     The Board of Directors recommends a vote "FOR" approval and adoption of the proposal to amend Article IV of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares of the Company from Fifty Million (50,000,000) to One Hundred Million (100,000,000).


                                   PROPOSAL 2

          Amendment to Article III of the Company's Code of Regulations

     The Company's current Code of Regulations allows the shareholders, by a vote of the holders of Common Shares and Class B Common Shares representing a majority of the total voting power of the Company, to fix the number of Directors at not less than five nor more than nine. The number of Directors is currently fixed at nine. The members of the Board of Directors are divided into three classes each having a term of office of three years, with the term of one class expiring each year.

     The Board of Directors is  unanimously  recommending  the proposal to amend
Article III, Section 2 of the Company's Code of Regulations. The complete text of Article III, Section 2, as it is proposed to be amended, is set forth in Appendix A to this Proxy Statement, and the following summary of the proposed amendment is qualified in its entirety by reference to the exact terms set forth in Appendix A. The proposed amendment would:

     (a) increase the maximum possible number of Directors from nine to fifteen;

     (b) authorize the shareholders, by a vote of the holders of a majority of the voting power represented at an Annual or Special Meeting at which a quorum is present, to increase or decrease the total number of Directors within the limits of five and fifteen;

     (c) authorize the Directors, to increase or decrease the total number of Directors by not more than two at any time between shareholders' meetings and to fill vacancies created by any such increase; and

     (d) allow the shareholders or Directors, whichever have created the vacancy by increasing the total number of Directors, to determine the class or classes into which the newly elected Director or Directors will be elected, so long as the three classes of Directors remain as nearly equal in size as is possible.

     If the proposed amendment is approved, the Board has recommended that the shareholders fix the number of Directors at ten for the ensuing year and that the class of Directors to be elected at this 1996 Annual Meeting be increased from three to four. In the event of approval of the amendment and of the recommendation to fix the number of Directors at ten, Dr. Bernadine Healy has been proposed for election to the new position on the Board. The remaining three nominees at this 1996 Annual Meeting, Messrs. A. Malachi Mixon, III, Frank B. Carr and Michael F. Delaney, are currently serving a three-year term which will expire at this 1996 Annual Meeting. If either Proposal 2, to amend the Code of Regulations, or Proposal 3, to fix the number of Directors at ten, is not approved, Proxies solicited by the Board of Directors will be voted for the election of Messrs. Mixon, Carr and Delaney.

         The reasons for the Board's recommendation that the proposed amendment be approved are to allow the Board of Directors to expand its size from time to time to allow the election of additional, qualified nominees who may be brought to the attention of the Company and to provide flexibility to the Company to add these individuals as Directors, by action of the existing Board, without being required to wait until the next Annual Meeting of Shareholders or to undergo the expense of calling a Special Meeting to expand the Board and elect a new Director (or Directors).

     The proposed amendment to allow the Board of Directors to be increased in size up to fifteen members, and to allow the Directors to elect up to two additional Directors to fill such vacancies between shareholder meetings may have an antitakeover effect because it may lengthen, under certain conditions, the time required for effecting a change in control of the Board. The resulting effect may be to render more difficult or to discourage the possibility of certain mergers, tender offers or proxy contests.

     The persons named in the accompanying Proxy or their substitutes will vote such Proxy for this proposal unless it is marked to the contrary. The affirmative vote of the holders of a majority of the total voting power of the Company, represented by the holders of Common Shares and Class B Common Shares, voting as one class, is required for the adoption of the proposal to approve and adopt the amendment. Hence, abstentions and broker non-votes with respect to this proposed amendment will have the same effect as votes against the amendment.

     The Board of Directors recommends that shareholders vote "FOR" approval and adoption of the proposed amendment to the Code of Regulations.

                                   PROPOSAL 3

                     To Fix the Number of Directors at Ten

     Subject to the prior  adoption by the  shareholders  of Proposal 2 to amend
Article III, Section 2 of Invacare's Code of Regulations, the Board of Directors is unanimously recommending to the shareholders that the number of Directors of the Company be fixed at ten and that the additional Director resulting from this proposal be placed in the class of Directors to be elected at this 1996 Annual Meeting of Shareholders. By fixing the number of Directors at ten and placing the new Director in the class to be elected at this Annual Meeting, the shareholders will then be entitled to elect four Directors at this Annual Meeting. As more fully described hereafter in the section entitled "Election of Directors", management is proposing that Dr. Bernadine Healy be elected to the new position on the Board. In the event that the proposed amendment to the Code of Regulations is not adopted, the number of Directors of the Company will remain at nine.

     The persons named in the accompanying Proxy or their substitutes will vote such Proxy for this proposal unless it is marked to the contrary. The affirmative vote of the holders of a majority of the total voting power of the Company represented at the meeting, with the holders of Common Shares and Class B Common Shares voting as one class, is required for the adoption of the proposal to fix the number of Directors at ten. Hence, abstentions and broker non-votes with respect to this proposal will have the same effect as votes against the proposal.

     The Board of Directors recommends that shareholders vote "FOR" approval and adoption of the proposal to fix the number of Directors at ten.

                              ELECTION OF DIRECTORS

     The number of Directors of the Company is currently fixed at nine, subject to adoption of Proposals 2 and 3, the number of Directors of the Company will be fixed at ten. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. At the Annual Meeting, also subject to Proposal 2 and 3, four Directors will be elected to serve a three-year term until the Annual Meeting in 1999 and until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the four nominees, subject to the prior adoption of Proposals 2 and 3, for the Directors as named below, unless the shareholder provides instruction that authority to vote is withheld. Each of the nominees, except for Dr. Healy, who was approved for nomination by unanimous action of the Board of Directors on February 2, 1996, is presently a Director of the Company and has indicated their willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them. If either Proposal 2 or 3 is not approved, the Proxies will be voted for the election of Messrs. Mixon, Carr and Delaney.


                              Nominees for Election

         Name                                      Age                    Position with the Company
         ----                                      ---                    -------------------------
A. Malachi Mixon, III (3)(4)                       55                  Chairman of the Board, President
                                                                       and Chief Executive Officer
Frank B. Carr (1)(4)                               68                  Director
Michael F. Delaney (2)(4)                          47                  Director
Dr.Bernadine P. Healy                              51                  Director Nominee

                         Directors Continuing in Office
Francis J. Callahan (2)(3)(6)                      72                  Director
Whitney Evans (2)(4)(5)                            59                  Director
Dan T. Moore, III (1)(3)(6)                        56                  Director
E.P. Nalley (1)(4)(5)                              76                  Director
Joseph B. Richey, II (6)                           59                  President - Invacare Technologies,
                                                                       Senior Vice President - Total Quality
                                                                       Management and a Director
William M. Weber (1)(2)(5)                         56                  Director


(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating Committee.
(4) Member of the Investment Committee.
(5) Term as Director expires in 1997.
(6) Term as Director expires in 1998.

     A. Malachi Mixon, III has been President and Chief Executive Officer and a Director of the Company since 1979 and Chairman of the Board since 1983. Mr. Mixon also serves as a Director of The Lamson & Sessions Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products, The Sherwin-Williams Company, Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products, and NCS HealthCare, Inc., a NASDAQ listed company and a provider of pharmacy services to long term care institution. Mr. Mixon also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading teaching and health care institutions.

     Frank B. Carr has been a Director since 1982. From 1983 to the present, Mr. Carr has been a Managing Director of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) since 1968. Mr. Carr also serves as a Director of Brush Wellman Inc., Cleveland, Ohio, a New York Stock Exchange listed company and a producer of engineered materials containing beryllium, and Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     Dr. Bernadine P. Healy, is currently being nominated for election as a Director. From 1995 to the present, Dr. Healy has been the Dean and Professor of Medicine of Ohio State University, Columbus, Ohio. From 1994 to 1995 Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic
Foundation, Cleveland, Ohio and from 1991 to 1993 served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991 Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy also serves as Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a director of Medtronic, Inc. a New York Stock Exchange listed Company and producer of cardiac pacemakers and National City Corporation, Cleveland, Ohio, a New York Stock Exchange listed Company and a bank holding company.

     Francis J. Callahan has been a Director since 1980. From 1980 to the present, Mr. Callahan has been President of Crawford Fitting Company, Cleveland, Ohio a manufacturer of tube fittings and valves. Mr. Callahan also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1983 to the present, Mr. Evans has been an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and a real estate investment firm. From 1989 to 1995, Mr. Evans served as the President of Harmony Group, Sonoma, California, a consultant to non-profit organizations.

     Dan T. Moore, III has been a Director since 1980. Since 1993, Mr. Moore has served as President of Perfect Impression, Cleveland, Ohio, a manufacturer of a polymer footbed that molds to the exact contours of the foot using a brief microwave heating system. Since 1993, Mr. Moore has served as Managing Partner of Whiskey Island Partners, which is developing a marina complex on 35 acres of land on Cleveland's Lakefront. Since March 1993, Mr. Moore has been Chairman and Treasurer of Advanced Ceramics Corporation, a closely-held manufacturer of industrial ceramic products. From 1979 to the present, Mr. Moore has been President of Dan T. Moore Co., Cleveland, Ohio. Since 1988, Mr. Moore has also served as President of Soundwich, Inc., Cleveland, Ohio, a closely-held company that produces polymers for damping sheet metal engine components and since 1985 has served as President of Flow Polymers, Inc., a manufacturer of homogenizing aids for rubber tire compounds.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991, when he retired, Mr. Nalley was the Company's Senior Vice President - Sales and Assistant to the President. Mr. Nalley is now a private investor. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

     Joseph B. Richey,  II has been a Director  since 1980. In 1992 he was named
President-Invacare   Technologies  and  Senior  Vice   President-Total   Quality
Management.  From 1989 to 1992, he was Senior Vice President and General Manager
- - North American Operations and was Senior Vice President - Product Development from 1984 to 1992. Mr. Richey also serves as a Director of Steris Corporation, Cleveland, Ohio, a NASDAQ listed manufacturer and distributor of medical
sterilizing  equipment,  a  Director  of  Royal  Appliance   Manufacturing  Co.,
Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners, and a Director of Unique Mobility Inc., Golden, Colorado, an American Stock Exchange listed engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls.

         William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital, a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.


     INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 1995. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The Audit Committee met twice during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Francis J. Callahan, Chairman of the Nominating Committee, Invacare Corporation, P.O. Box 4028, 899 Cleveland Street, Elyria, Ohio 44036-2125. The Nominating Committee did not meet during 1995. The Investment Committee, which met one time during 1995, monitors the status of investments by the Company's profit-sharing plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are Whitney Evans, Francis J. Callahan, Michael F. Delaney and William M. Weber, all of whom are non-employee Directors of the Company.

         Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 1995 compensation of the Company's executive officers named in this Proxy Statement.

     The Committee has determined, as a performance driven business, that the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

         In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues ("Comparable Employers"). The Committee believes that the Company must compete for executive talent with a diverse group of businesses and relies on its independent consultant to identify a representative group of potentially competitive employers. In determining the group of Comparable Employers, the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employees in the local area are surveyed as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established to compare shareholder returns. Accordingly, the Comparable Employers are not necessarily the same as the peer group utilized in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

         The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in pre-tax income. In addition, long-term compensation is awarded exclusively in the form of stock options in order to provide key executives with significant financial benefits to the extent that shareholder value is similarly enhanced.

         Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer ("CEO") and from the Vice President - Human Resources in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions, and whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include sales, operating profit, cost controls, pre-tax income and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 1995 base salaries were based on the subjective judgment of the Committee taking into account the CEO's comments regarding each executive's achievement of applicable 1994 financial and operating objectives and the targeted salary ranges. Resulting base salaries for the Company's executives (including the CEO) were at or near the targeted range.

     In determining the CEO's base salary for 1995, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers and the financial performance objectives described above. In particular, the Committee noted that the Company had substantially exceeded its earnings objectives during 1994. The CEO named a chief operating officer as part of an ongoing plan to place top talent in the most critical leadership positions, strengthened the overall management team for continued growth and provided for continuity of management. The CEO continued to be the leading industry spokesperson on behalf of home health care and presented input to Congress and other government representatives relative to health care legislation particularly related to oxygen reimbursement. Key acquisition activity also occurred in Canada, Sweden and Spain during 1994 under the CEO's leadership, which allowed the Company to expand its international presence and additional candidates were identified for 1995. Substantial progress was made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committees opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to sustain superior financial and operating performance

         Annual Cash Bonus. Consistent with its philosophy that executive compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals.

         With the assistance of the Vice President - Human Resources and the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted pre-tax income objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

         Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's pre-tax income at which target bonuses will be earned. Under normal conditions, no bonuses are payable if pre-tax income does not improve over the prior year and bonuses increase on a linear basis if pre-tax income exceeds the targeted level. Targeted pre-tax income is generally set at a level which the Committee believes is challenging but achievable.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Committee's pre-tax income objective is achieved. In determining the level of total cash compensation to be targeted for the CEO in 1995, the Committee took into account the same factors and events described above under the Annual Base Salary. Actual pre-tax income was in excess of the targeted objective, thereby resulting in 1995 cash bonuses to all executive officers above targeted levels. This is consistent with the Compensation Committee's philosophy as in a very competitive and challenging business environment, the Company exceeded its targets and outperformed the competition.

         Survey data from the independent consultant shows annual executive bonuses as a percent of net income at target levels remain competitive with companies of similar size.

     Long-Term Compensation Program. The Company's long-term compensation plan is based exclusively on the award of stock options. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan, are granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

         Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 1995 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1994 financial and operating objectives (as described above under Annual Base Salary) and the targeted range for long-term compensation. No particular weight was assigned to any one financial or operating objective. Outstanding options held by an executive officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

         The Committee awarded options to the CEO in 1995 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     Other Matters. The Committee believes that all long-term compensation awarded to key executives in 1995 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.

                             The Compensation Committee of the
                             Board of Directors of Invacare Corporation

                             Whitney Evans, Chairman
                             Francis J. Callahan
                             Michael F. Delaney
                             William M. Weber

                      SHAREHOLDER RETURN PERFORMANCE TABLE

         The following table compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a Peer Group of companies selected on a line-of-business basis.


                Comparison of Five Year Cumulative Total Return
                 Among Invacare Corporation, S&P 500 Index and
                          Line-of-Business Peer Group*

               1990      1991      1992      1993      1994      1995
               ----      ----      ----      ----      ----      ----
Invacare       100       269       234       265       331       487
S&P 500        100       131       140       154       156       214
Peer Group     100       154       192       143       156       207

* Sunrise Medical Inc.; Lumex, Inc.; Everest & Jennings International Ltd.; Puritan-Bennett Corporation.**

** Puritan-Bennett Corporation (PBC) mergered with Nellcor Incorporated in late late 1995. As a result, stock prices for PBC were not available after August 25, 1995. For the purposes of the above table, the return for PBC within the peer group for the period after August 25, 1995 was substituted with the return of Nellcor Puritan Bennett Inc.

The above table assumes $100 invested on December 31, 1990 in the Common Shares of Invacare Corporation, S&P 500 Index and the respective Line-of-Business Peer Group, including reinvestment of dividends through December 31, 1995 .

                       COMPENSATION OF EXECUTIVE OFFICERS

         The table below shows information for the three years ended December 31, 1995 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1995.


                                                       SUMMARY COMPENSATION TABLE

   -------------------------------------------------------------------------------------------------------------------
                                                                                    Long-Term
                                                Annual Compensation                Compensation
   -------------------------------------------------------------------------------------------------------------------

                                                                  Other                                       All Other
                                                                  Annual      Securities       LTIP           Compen-
            Name and                        Salary   Bonus        Compen-     Underlying      Payouts         sation (3)
       Principal Position          Year     (1)($)   (1)($)      sation ($)   Options (#)     (2)($)           ($)
   ---------------------------- -------- ---------- ----------- ----------- ------------- ------------- --------------
   A. Malachi Mixon, III           1995    481,000     734,487      -             73,400         -             52,489
   Chairman of the Board,          1994    420,875     604,890      -             48,600       214,000         54,506
   President and Chief             1993    390,000     409,500      -             48,600       217,334         15,776
   Executive Officer

   Gerald B. Blouch                1995    280,000     337,680      -             34,200         -             89,769
   Chief Operating Officer         1994    240,000     235,200      -             21,400         -             19,594
                                   1993    200,000     145,800      -             19,600        27,006         12,131

   Joseph B. Richey, II            1995    255,000     307,530      -             23,400         -             91,171
   President-Invacare              1994    243,000     238,140      -             21,800       104,000         25,221
   Technologies and Senior         1993    227,000     165,483      -             22,400       124,742         15,245
   Vice President-Total
   Quality Management

   Thomas R. Miklich, (4)          1995    215,000     259,290      -             19,800          -            53,355
   Chief Financial Officer,        1994    187,000     183,260      -             16,800          -             7,536
   General Counsel, Treasurer      1993    113,333      66,438      -             20,000          -               713
   Corporate Secretary

   Louis F.J. Slangen              1995    196,000     196,980      -             12,000          -            57,441
   Senior Vice President-          1994    187,000     183,260      -             16,800                       13,761
   Sales & Marketing               1993    170,000     123,930      -             16,800       20,576          11,523
   ---------------------------- -------- ---------- ----------- ----------- ------------- ------------ ---------------

(1) Salary and Bonus amounts for 1995 may include amounts deferred under the 401(k) feature of the Company's Profit Sharing Plan or the non-qualified 401(k) Plus Benefit Equalization Plan.

(2) Long-Term Incentive Plan payouts reflect cash payments for awards previously made under a three-year cumulative formula that was included as a component of the Company's long-term compensation plan. The Company now makes awards under its long-term compensation plan exclusively in stock options.

     (3) The amounts disclosed in this column include: (a) Company contributions in the amount of $3,000 for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen under the Company's 401(k) plan, a defined contribution plan; (b)
Company contributions in the amounts of $12,968, $7,304, $5,946, $4,965 and $4,585 for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) Company contributions in the amounts of $6,375 for each of Messrs.Mixon, Blouch, Richey, Miklich and Slangen, under the Company's Profit Sharing Plan, a defined contribution plan; (d) Company contributions in the amounts of $26,096, $14,459, $18,645, $8,512 and $9,063 for Messrs. Mixon,
Blouch, Richey, Miklich and Slangen, respectively, under the Company's Profit Sharing Benefit Equalization Plan, a defined contribution plan; (e) the payment of premiums in group term life insurance policy of $4,050 for Mr. Mixon, which only Mr. Mixon participated in at December 31, 1995;(f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $50,184, $55,177, $26,075 and $31,181 for Messrs. Blouch, Richey, Miklich and Slangen, respectively. Mr. Mixon is not covered by a split-dollar life insurance benefit; and (g) payment made by the Company,related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447, $2,028, $4,428 and $3,237 for Messrs. Blouch, Richey, Miklich and Slangen, respectively Mr. Mixon does not participate in the Company's Executive Disability Income Plan.

(4) Mr. Miklich joined the Company in May 1993. His annualized salary for 1993 was $170,000.

                            COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $12,000 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to participate in a Deferred Compensation Plan adopted in 1992, pursuant to which they may elect to defer receipt of the compensation payable by the Company for their services as a Director, and if such compensation is elected by the Director in the form of Common Shares, the Company will deposit an additional 25% of such deferred compensation into the applicable trust. None of the Non-employee Directors had an effective election to defer 1995 compensation. In addition, the Non-employee Directors were eligible for a bonus of $5,000 based on profit objectives for 1995 and a greater amount if the objectives were exceeded. Based on 1995 operating results, each of the Non-employee Directors have been paid $6,897 as the profit objectives for the year were exceeded. For 1996, the Non-employee Directors are eligible to receive a bonus of $5,000, if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, as to the Named Executive Officers, the stock options granted in 1995 under the Invacare Corporation 1994 Performance Plan.


- -------------------------------------------------------------------------------    ---------------------------------
                                         Individual Grants
- -------------------------------------------------------------------------------    ---------------------------------
                                               % of
                                               Total
                                              Options
                               Number of      Granted     Exercise
                               Securities       to         Price                      Potential Realizable Value
                               Underlying    Employees     ($ per                      at Assumed Annual Rates
                                Options      in Fiscal   Share)(3)    Expiration     of Share Price Appreciation
            Name                Granted(2)     Year                      Date            for Option Term (1)
- ----------------------------- ------------- ------------ ----------- -----------   ---------------------------------
                                                                                      5% ($)            10%($)
- ----------------------------- ------------- ------------ ----------- -----------   ---------------------------------
A. Malachi Mixon, III           73,400        15.1%       17.00       2/17/05        785,000             1,989,000

Gerald B. Blouch                34,200        7.0%        17.00       2/17/05        366,000               927,000

Joseph B. Richey, II            23,400        4.8%        17.00       2/17/05        250,000               634,000

Thomas R. Miklich               19,800        4.1%        17.00       2/17/05        212,000               536,000

Louis F.J. Slangen              12,000        2.5%        17.00       2/17/05        128,000               325,000


All Shareholders (4)              N/A          N/A         N/A          N/A          319,800,000          785,100,000
- -----------------------------------------------------------------------------------------------------------------------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become exercisable on March 31 of each year at 25% per year commencing in 1996.

(3) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(4) The potential gain realizable by all shareholders (based on 22,475,808 Common Shares and 6,601,396 Class B Common Shares outstanding at the exercise price of $17.00 per share as of the grant date of February 17,
    1995) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $28.00 and $44.00 per share at the assumed 5% and 10% annual growth rates, respectively.

         Each of the options issued under the Stock Option Plan includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plan, the Committee may also grant reload options under such circumstances as it deems appropriate.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

    The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plan for, the Named Executive Officers.


      ------------------------------------------------------------------------------------------------------------------

                            Aggregated Option Exercises in 1995 and Option Value at Year-End 1995

      ------------------------------------------------------------------------------------------------------------------

                                 Number of                     Number of Securities      Value of Unexercised In-the-
                                   Shares         Value       Underlying Unexercised               Money Options at
                                Acquired on     Realized      Options at 12/31/95 (#)           12/31/95 (2) ($)
                                                              ----------------------     --------------------------
             Name               Exercise (#)     (1) ($)     Exercisable Unexercisable    Exercisable   Unexercisable
      ------------------------ --------------- ------------ ---------------------------- -------------------------------
      A. Malachi Mixon, III            None        -          376,690       155,630      7,476,579      1,672,856
      Gerald B. Blouch                 None        -          126,740        76,300      2,341,147        842,676
      Joseph B. Richey, II             21,350      220,172    260,180        62,360      5,364,211        705,294
      Thomas R. Miklich                None        -           14,200        42,400        176,525        435,425
      Louis F.J. Slangen               None        -          150,650        46,090      3,058,695        552,748
      ------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NASDAQ National Market System on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/95" is equal to the difference between the option exercise price and the closing price of $25.25 of a Common Share on the NASDAQ National Market System on December 29, 1995.

                                  PENSION PLANS

     The Company has established a Supplemental Executive Retirement Plan for executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Profit Sharing Plans, Company contributions to the nonqualified 401(k) Plus and Profit Sharing Equalization Plans, and one-half of the annual Social Security benefit. The plan is a nonqualified plan, and benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid from an irrevocable grantor trust funded from the Company's general funds or by the Company from the Company's general funds.

The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 1995 at age 65.


                                                        Pension Table

                                                     Years of Service (2)
                  -------------------------- --------------- --------------- --------------
                  Remuneration (1)                5              10              15
                  -------------------------- --------------- --------------- --------------
                     200,000                   33,333          66,667         100,000
                     300,000                   50,000         100,000         150,000
                     400,000                   66,667         133,333         200,000
                     500,000                   83,333         166,667         250,000
                     600,000                  100,000         200,000         300,000
                     700,000                  116,667         233,333         350,000
                     800,000                  133,333         266,667         400,000
                     900,000                  150,000         300,000         450,000
                     1,000,000                166,667         333,333         500,000
                     1,100,000                183,333         366,667         550,000
                     1,200,000                200,000         400,000         600,000
                  -------------------------- --------------- --------------- --------------

(1) Compensation for purposes of calculating pension benefit based on final base salary and target bonus.

(2) The amounts represents annual single-life annuity amounts subject to reduction by applicable offsets (as described above). For purposes of estimating a pension benefit as of December 31, 1995, the current years of service credited are 15, 6, 11, 3 and 8 years for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively.

          TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

     For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times annual base salary and the executive's target bonus; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) 401(k), 401(k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination.

The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1995 were Whitney Evans, Francis J. Callahan, Michael F. Delaney and William M. Weber.

     During 1995, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Mr. Mixon, Mr. Richey and Mr. Callahan. The Company paid approximately $600,000 to the charter company for use of the aircraft owned by Messrs. Mixon, Richey and Callahan. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     During 1995, the company used the services of Cencor Temporary Services in which Messrs. Mixon, Callahan and Blouch have an ownership interest. The Company paid approximately $67,000 for temporary labor services. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     In March, 1996 the Company purchased 90,000 shares of Invacare Common Stock from the A. Malachi Mixon, III Charitable Remainder Unitrust, in which Mr. Mixon has a reversionary interest. The total cost for the shares was $2,250,000 or $25.00 per share. Invacare believes the price for this purchase were no less favorable than could have been obtained from unrelated parties. The shares will be added to the treasury shares of the Company and used for benefit plan contributions or other corporate purposes, as deemed appropriate.

                              CERTAIN TRANSACTIONS

     During 1995, the Company purchased wheelchair tires from Dan T. Moore Co., of which Dan T. Moore, III is President and sole shareholder, for an aggregate cost of approximately $121,000. Mr. Moore is a Director and shareholder of Invacare. Invacare believes that the prices and terms of these purchases were no less favorable than those which could have been obtained from unrelated parties.

                              INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected the firm of Ernst & Young LLP, independent public accountants, to examine and audit the annual financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement should they so desire. In addition, they will also be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 1997 must do so no later than December 14, 1996. To be eligible for inclusion in the 1997 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

         Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1995 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                  .........Shareholder Relations Department
                  .........Invacare Corporation
                  .........P.O. Box 4028, 899 Cleveland Street
                  .........Elyria, Ohio 44036-2125

         You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                           By order of the Board of Directors


                           /S/ THOMAS R. MIKLICH
                           ----------------------------------
                           Thomas R. Miklich
                           Secretary

                                   APPENDIX A
         Section 2 of Invacare Corporation Amended Code of regulations

Section 2. Number, Classification, Election and Qualification of Directors.


     (a) Number. The Board of Directors shall consist of not less than five nor more than fifteen members. At any Shareholders meeting called for the purpose of electing Directors, the Shareholders, by a vote of the holders of a majority of the voting power represented at the meeting, may fix or change the total number of Directors within the above limitation. In the event that the Shareholders fail to fix or change the number of Directors, the number of Directors then serving in office shall constitute the total number of Directors until further changed in accordance with this Section. In addition to the authority of the Shareholders to fix or change the number of Directors, the total number of Directors so determined may be increased or decreased by not more than two between Shareholders' meetings by the Board of Directors at a meeting or by action without a meeting, and the total number of Directors as so changed shall be the total number of Directors until further changed in accordance with this Section. In the event that the Directors increase the total number of Directors, the Directors who are then in office may fill any vacancy created thereby. No reduction in the total number of Directors shall of itself have the effect of shortening the term of any incumbent Director.

     (b) Classification. The Directors shall be classified in respect of the time for which they shall severally hold office by dividing them into three classes, each class to be as nearly equal in number as possible. Subject to the preceding sentence, in the event the total number of Directors (whether determined by the Shareholders or by the Directors in accordance with Section 2(a) is not divisible by three (3), the extra Director or Directors shall be assigned to a particular class or classes, at the time of election of such Director or Directors, by the Shareholders or by the Directors, whichever have elected the new Director or Directors. The term of any Director elected to fill a vacancy in a class, however created, shall end at the expiration of the term of such class and upon the election and qualification of the successor of such Director.

     (c) Election. Subject to the rights of Directors to elect additional Directors in accordance with Section 2(a) or Section 3(d), the Directors of the appropriate class shall be elected at the Annual Meeting of Shareholders, or if not so elected, at a Special Meeting of Shareholders called for that purpose.
The Directors to be elected at each such Annual or Special Meeting of Shareholders shall be the class whose term of office then expires; provided, however, that the Shareholders may, in their discretion, also elect Directors to fill any vacancies in other classes without regard to how such vacancies were created. At any meeting of Shareholders at which Directors are to be elected, only persons nominated as candidates shall be eligible for election, and the candidates receiving the greatest number of votes shall be elected.

    (d)  Qualification.  Directors need not be Shareholders of the Corporation.

                                   APPENDIX B

                              INVACARE CORPORATION
               PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 Annual Meeting of Shareholders -- May 22, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby (i) appoints A.MALACHI MIXON, III, WHITNEY EVANS and JOSEPH B. RICHEY, II, and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class
B. Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Stocker Center, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 22, 1996 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and
(ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the four Directors nominated by the Board of Directors. If either proposal 2 or 3 is not approved, the Proxies will be voted "FOR" the election of the three nominees who are currently directors.

     (1) PROPOSAL to approve and adopt an amendment to Article IV of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares, without par value, of the Company from Fifty Million (50,000,000) to One Hundred Million (100,000,000);

( ) FOR the Proposal  ( ) AGAINST the Proposal ( ) ABSTAIN from the Proposal

     (2) PROPOSAL to approve and adopt an amendment to Article III, Section 2 of the Company's Code of Regulations to increase the maximum number of Directors of the Company from nine to fifteen, (as more fully described in the enclosed Proxy statement);

( ) FOR the Proposal  ( ) AGAINST the Proposal ( ) ABSTAIN from the Proposal

     (3) PROPOSAL to fix the total number of Directors at ten, subject to the prior adoption of Proposal 2 above;

( ) FOR the Proposal  ( ) AGAINST the Proposal ( ) ABSTAIN from the Proposal

    (4) ELECTION OF DIRECTORS.

    ( ) FOR all nominees listed (except as    ( )WITHHOLD AUTHORITY to vote for
        marked to the contrary below)            all nominees listed

     A. MALACHI  MIXON,III,  FRANK B. CARR, MICHAEL F. DELANEY AND DR. BERNADINE
     P. HEALY

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

- -------------------------------------------------------------------------------

                                      (Continued and to be signed on other side)

                     (Proxy --- continued from other side)

     (5) In their discretion to act on any other matters which may properly come before the Annual Meeting.

                                            Dated ________________________, 1996

                                             __________________________________

                              Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

      Please date, sign and return promptly in the accompanying envelope.